Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-91316, 333-102962, 333-122555, 333-123408 and 333-129033) of  Kinder Morgan Management, LLC of our report dated February 28, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K, and of our report dated March 1, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Kinder Morgan Energy Partners, L.P., which appears in Kinder Morgan Energy Partners, L.P.’s Annual Report on Form 10-K which is included as Annex A in this Form 10-K.

PricewaterhouseCoopers LLP
Houston, Texas
March 1, 2007